                                                                   EXHIBIT 11


                           TRANSCEND SERVICES, INC.
                       COMPUTATION OF EARNINGS PER SHARE


                                           Three Months Ended
                                                 March 31,
                                          1995              1996
                                          ----              ----
Loss from Continuing Operations         $   (1,108,000)      $   ($523,000)
Loss from Discontinued Operations             (120,000)           (129,000)
                                        --------------       -------------
Net Loss                                    (1,228,000)           (652,000)
                                        ==============       =============

Average Shares Outstanding                  17,533,000          18,217,000

Common stock equivalents assuming
   exercise of stock options                    -                   -
                                        --------------       -------------
                                            17,533,000          18,217,000
                                        ==============       =============

Net income (loss) per common share and
   common share equivalent:

   Loss from Continuing Operations      $         (.06)      $        (.03)
   Loss from Discontinued Operations              (.01)               (.01)
                                        --------------       -------------
   Net Loss                             $         (.07)      $        (.04)
                                        ==============       =============
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